NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Ron Rogers
Corporate Communications
916-746-3123
r.rogers@surewest.com

SureWest Communications Reports First Quarter 2008 Results

Results Driven by Positive Broadband EBITDA as Company Successfully Integrates
Kansas City Market into Business

Residential Broadband Revenues Grow 66% and
Company Exceeds 200,000 Residential Broadband RGUs

Broadband Business Segment Revenues Increase 56%

ROSEVILLE, Calif., May 8 /PRNewswire-FirstCall/ — Leading independent communications holding company SureWest Communications (Nasdaq: SURW) today announced operating results for the quarter ended March 31, 2008. During the quarter, the company continued to grow its Broadband segment and built on its position as an advanced broadband voice, video and data provider. Highlights for the first quarter, which were positively impacted by the acquisition of Kansas City-based Everest Broadband on February 13, 2008, include: (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

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Residential revenue generating units (RGUs) increased more than 119% compared to the first quarter 2007, with 111% attributable to the Kansas City operations; the company continued to see a strong response to its superior high-speed data product, HDTV channel lineup growth and HD digital video recorder (DVR) in the Sacramento region

●
Total Broadband revenues grew 64% in the current quarter compared to the first quarter 2007 due to the Kansas City integration, and strong residential growth and business expansion in Sacramento; residential subscribers increased more than 77% during the same period and business revenues increased 56%

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Triple-play marketable homes, which consist of fiber-to-the-home (FTTH) in Sacramento and hybrid fiber coaxial (HFC) in Kansas City, increased 103% compared to the prior year due to the Kansas City integration and the addition of new and upgraded fiber homes in Sacramento; notably, average revenue per user related to these marketable homes increased to $110

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Consolidated revenues from continuing operations increased 20% in the first quarter 2008 compared to the first quarter 2007, resulting from a 64% increase in Broadband revenues and the integration of the Kansas City market more than offsetting a 7% decline in Telecom revenues

●	Consolidated operating EBITDA from continuing operations increased by 16% to $14.8 million from $12.8 million, which was driven by positive Broadband EBITDA during the quarter

●	Consolidated net income decreased as a result of the sale of SureWest Directories in the first quarter 2007, from $61.2 million to $283 thousand in the first quarter 2008

●
During the first quarter, SureWest announced the sale of the operating assets of its Wireless business as part of the company's strategy to focus on its growing Broadband business; the company also completed the successful integration of its Kansas City operations and implemented a long-term strategic growth plan in that region

Steve Oldham, SureWest's president and chief executive officer, said, "Continuing to grow our Broadband segment, with an emphasis on increasing residential revenues and generating new business customers, remains a cornerstone of our growth strategy and solidifies our transformation to an advanced broadband triple-play provider. We are pleased to report that the Broadband segment achieved positive EBITDA in the first quarter, reflecting the addition of our Kansas City operations and growth in our residential and business service offerings, and we expect this to continue moving forward. For the first time ever, Broadband segment revenues surpassed Telecom segment revenues this quarter due to the rapid growth of our residential triple-play services and the successful integration of the Kansas City market.

"During the quarter, we worked to capitalize on our synergies in Kansas City quickly and efficiently, while implementing enhanced sales and marketing efforts in Sacramento to adjust to a changing economic market and deliver compelling opportunities for customers. In the face of challenging industry conditions, our initiatives in Sacramento have been successful in providing a positive impact on our results for the first quarter. These solid efforts generated increased penetration over our network while we continued to pass a large amount of new marketable homes. In turn, we significantly increased our Broadband subscriber counts and revenue generating units."

Segment Results

Broadband

Total Broadband segment revenues, consisting of both Sacramento and Kansas City markets, increased 64% in the first quarter of 2008 compared to the prior year quarter, with 51% attributable to the Kansas City operations. The 13% growth in Sacramento resulted from a successful targeted sales and marketing campaign and the continued positive consumer response to the company's superior triple-play offering over its fiber network.

Residential Broadband:

Broadband residential revenues increased 66% in the first quarter compared to the prior year quarter, with 12% attributable to the Sacramento region. Subscriber counts grew 77% from the prior year (8% in Sacramento), with a 119% growth in RGUs (8% in Sacramento). Consistent with the strategy of growing broadband data, voice and video organically and through acquisition, Broadband RGUs increased on a year-over-year basis, as detailed in the chart below.

		Y-O-Y comparison
	1Q08	1Q07	Change
Broadband Residential RGUs	200,800	91,700	119%
Data RGUs	91,800	52,800	74%
Video RGUs	55,200	19,700	180%
Voice RGUs	53,800	19,200	180%

In the triple-play marketable homes footprint, which consists of fiber-to-the-home (FTTH) in Sacramento and hybrid fiber coaxial (HFC) in Kansas City, RGUs per subscriber increased to 2.59 from 2.41 in the first quarter 2007 and average revenue per user (ARPU) increased from $108 to $110.

The company expects to see a greater impact in residential Broadband RGUs and ARPU from SureWest Digital Phone, which launched in the Sacramento region in March 2008. SureWest Digital Phone is a Broadband voice over IP (VoIP) product that presents the company with a more competitive triple-play offering featuring increased options and multiple packages.

"SureWest is engaged in initiatives designed to increase our competitive advantage while achieving growth in RGUs and ARPU," Oldham said. "The launch of SureWest Digital Phone has already surpassed our expectations and due to the product's superior features and multiple price points, we have seen elevated take rates from our customers and are successfully winning back voice subscribers in Sacramento. Additionally, the recent launch of DVR in Sacramento and an increase from 36 to 50 HD channels during the quarter represent major contributors in increasing video sales and ARPU. We will continue to make our high-end video and data packages more attractive for customers through enhanced marketing and sales campaigns."

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Data: Data RGUs increased 74% in the first quarter compared to theprior year, with 66% attributable to the Kansas City operations. The 8% growth in Sacramento reflects strong demand for SureWest's high-speed data service, which delivers symmetrical Internet speeds of up to 10, 20 and 50 megabits per second. The reliability and speed of the network enhances other services like SureWest Digital Phone, where customers manage phone services through the online SureWest Portal. Data ARPU increased in Sacramento by $1.08, but decreased overall from $42 in the first quarter 2007 to $39 due to the integration of the Kansas City market. The company continues to enhance data service in both regions with new offerings such as the recently announced Wi-Fi Hotspots and the national online remote home monitoring product. As the company continues to upgrade copper customers in Sacramento to the fiber platform, more subscribers are taking enhanced high-end data packages.

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Video: Video RGUs increased 180% in the first quarter compared to theprior year, with 172% attributable to the Kansas City operations. The 8% growth in Sacramento reflects the continued high demand for the company's recently launched HD DVR, as well as increased demand for other premium features including On Demand and HDTV. Video ARPU increased overall from $61 in the first quarter 2007 to $64, including a $5.61 ARPU increase in Sacramento, as customers responded positively to enhanced features and content, and targeted promotions for high-end packages featuring premium content. During the quarter, SureWest enhanced its DVR feature package and expects to add over 15 additional high-quality HD channels in each market during the second quarter.

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Voice: Voice RGUs increased 180% in the first quarter from the prioryear, with 174% attributable to the Kansas City operations. The 6% growth in Sacramento reflects the strength of the triple-play bundle. Voice ARPU decreased from $35 in the first quarter 2007 to $33 due to the introduction of unlimited voice packages launched to increase triple-play take rates. SureWest Digital Phone VoIP service adds to the strength of the voice package and an anticipated increase in triple-play RGUs. It also presents a more competitive broadband triple-play option with price flexibility and the inclusion of such features as Find Me/Follow Me, Sequential Ringing and Selective Call Screening, in addition to traditional telephone service options.

Residential triple-play marketable homes increased 103% to 211,000 at the end of the first quarter compared to 104,100 at the end of the first quarter of 2007. This increase was comprised of 91,100 new marketable homes from the Kansas City operations, 7,700 new fiber homes in Sacramento and 8,100 homes upgraded from copper to fiber, where the expectation is to achieve greater than 35% penetration.

Business Broadband:

Broadband business revenues increased 56% in the first quarter compared to the prior year quarter, with 13% attributable to the Sacramento operations. Business subscriber counts grew 54% from the prior year with 9.4% growth attributable to Sacramento. Total Business ARPU grew 16% to $412. Revenues grew significantly due to the strength of the Kansas City market and continued rollout of new and enhanced business services to an expanded footprint in the Sacramento region. The company's business expansion through its Integrated Access services across leased transport in the Sacramento area resulted in a significant increase in the number of addressable marketable businesses.

The strong subscriber and revenue growth in the Broadband business segment has been driven by sales of voice and data services to small and medium sized businesses over both fiber and leased copper networks, as well as a strong response to high bandwidth services such as Ethernet to larger enterprise customers and carriers. Additionally, a business brand identity campaign was launched in the first quarter to build awareness and drive sales in recently expanded areas of the Broadband business territory.

Telecom

Operating only in the Sacramento market, Telecom segment revenues declined 7% in the first quarter of 2008 compared to the prior year quarter, which resulted from anticipated declines in Telecom voice RGUs of 14% and continued scheduled reductions in California High Cost Fund subsidies of $500 thousand in the first quarter.

Residential Telecom:

Residential services were largely impacted by declining voice RGU trends and subsidies. This segment has experienced a migration of voice RGUs to alternative platforms such as wireless and new voice competition. However, the company expects that its recent launch of SureWest Digital Phone, a Broadband VoIP service now available to all Telecom subscribers, will offset the effects of competition and result in a migration of voice RGUs from the Telecom segment to its Broadband segment.

Business Telecom:

Telecom business revenues decreased 2% in the first quarter compared to the prior year quarter. While Business subscriber counts decreased 3% from the prior year, ARPU grew 1% to $311 as the subscriber decrease was mostly due to low ARPU small office business customers churning in a challenging economy.

The company derives a significant portion of its revenue streams from its business service offerings and continues to aggressively pursue Telecom business customers by utilizing its advanced fiber network to offer customized voice and data services. During the quarter, this segment experienced strong sales of Ethernet, long distance and dedicated data services to increase ARPU and help offset traditional voice access line declines.

Wireless

In January 2008 the company entered into a definitive agreement to sell the operating assets of its Wireless business to Verizon Wireless for an aggregate purchase price of $69 million. The sale is expected to close in the second quarter of 2008 and is subject to customary closing conditions. As a result of the sale, the company has reported the results of its Wireless segment as discontinued operations in the attached financial statements for the quarter ended March 31, 2008. The company expects to use $30 million of the net cash proceeds of the Wireless sale to repay a certain amount of its current outstanding debt facilities and the remaining balance to continue to fund the expansion of its broadband network.

Consolidated Results

Revenue

Consolidated revenues from continuing operations for the first quarter of 2008 totaled $51.6 million, an increase of 20% compared to the first quarter 2007 resulting in large part from the acquisition of the Kansas City operations. Continued strong residential and business subscriber growth in the Sacramento market also contributed to the increase.

Operating Expense

Consolidated operating expenses, exclusive of depreciation and amortization, increased 22% to $36.8 million in the first quarter 2008 from $30.1 million in the first quarter 2007. Cost of services and selling expenses increased due to the inclusion of costs for the Kansas City operations and the growth associated with expanding the Broadband subscriber base in Sacramento. General and administrative expenses increased primarily due to upgrades to information systems and consulting costs associated with supporting the company's strategic acquisition and disposition initiatives. These increases were offset in part by labor savings resulting from freezing the company's pension plan effective April 1, 2007 and continued focus on reducing headcount to create operating efficiencies. Consolidated depreciation and amortization increased 10% in the first quarter of 2008 to $12.2 million from $11.1 million in the prior year quarter. The increase was primarily due to the inclusion of the Kansas City operations and the expansion of the Sacramento network.

Consolidated loss from continuing operations was $11 thousand in the first quarter of 2008 due to an increase in interest expense associated with new borrowings to fund the Kansas City acquisition compared to a gain of $611 thousand in the first quarter 2007. Earnings per share from continuing operations for the first quarter were zero, compared to $0.04 for the same period last year, as detailed in the accompanying schedule.

Capital Expenditures

Consolidated capital expenditures totaled $17.8 million for the first quarter, a 77% increase over the same period in the prior year. The company continues to focus its capital expenditures on its targeted network build and success-based capital associated with increased penetration and ARPU on the existing network. Capital expenditures for 2008 are expected to be approximately $78 million, including the expansion of the Kansas City network footprint.

Dividend

As previously announced, consistent with the company's growth strategy, the board of directors has decided that, effective with the second quarter's dividend distribution, the company will cease paying quarterly dividends to facilitate reinvestment in the company. The final quarterly cash dividend of $0.25 per share is payable June 16, 2008 to shareholders of record at the close of business on May 15, 2008. SureWest has approximately 11,000 shareholders, who in the aggregate hold approximately 14 million shares.

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, SureWest has presented non-GAAP financial measures, such as EBITDA and ARPU. SureWest believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of SureWest's internal evaluation of operating performance. In addition, they are measures that SureWest uses to evaluate management's effectiveness. A reconciliation to the comparable GAAP measures is provided in the attached financial and operating summaries. SureWest's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call and Webcast

SureWest Communications will provide details about its results and business strategy on Thursday, May 8, 2008 at 11:00 a.m. Eastern Time. A simultaneous live webcast of the call will be available at http://www.surw.com and will be archived shortly after the conclusion of the call. Additionally, a telephone replay of the call will be available through Thursday, May 15, 2008 by dialing (888) 286-8010 and entering passcode 14908547.

About SureWest
SureWest Communications (http://www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest (http://www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the Sacramento, California Metropolitan and greater Kansas City Metropolitan areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

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SUREWEST COMMUNICATIONS
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(amounts in thousands, except per share amounts)

	Quarter Ended	Quarter Ended	%
	March 31, 2008	March 31, 2007	Change
Operating revenues:
Broadband	$27,042	$16,525	64%
Telecom	24,578	26,361	-7%
Total operating revenues	51,620	42,886	20%

Operating expenses:
Cost of services and products
(exclusive of depreciation and amortization)	18,968	14,854	28%
Customer operations and selling	7,570	6,764	12%
General and administrative	10,257	8,440	22%
Depreciation and amortization	12,184	11,075	10%
Total operating expenses	48,979	41,133	19%

Income from operations	2,641	1,753	51%

Other income (expense):
Investment income	334	497	-33%
Interest expense	(2,755)	(1,428)	93%
Other, net	1	(51)	-102%
Total other income (expense), net	(2,420)	(982)	146%

Income from continuing operations before income taxes	221	771	-71%

Income tax expense	232	160	45%

Income (loss) from continuing operations	(11)	611	-102%

Discontinued operations, net of tax:
Income from discontinued operations	294	440	-33%
Gain on sale of discontinued operations	-	60,182	nm
Total discontinued operations	294	60,622	-100%

Net income	$283	$61,233	-100%

Basic earnings per common share:
Income (loss) from continuing operations	$(0.00)	$0.04	-102%
Discontinued operations, net of tax	0.02	4.20	-100%
Net income per basic common share	$0.02	$4.24	-100%

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.00)	$0.04	-102%
Discontinued operations, net of tax	0.02	4.19	-100%
Net income per diluted common share	$0.02	$4.23	-100%

Shares of common stock used to calculate earnings per share:
Basic	14,310	14,423	-1%
Diluted	14,310	14,478	-1%

SUREWEST COMMUNICATIONS
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,702	$31,114
Short-term investments	658	21,151
Accounts receivable, net	20,417	19,223
Inventories	6,807	4,251
Prepaid expenses	3,776	3,462
Deferred income taxes	7,526	9,480
Other currents assets	2,869	3,095
Assets of discontinued operations	40,207	41,147
Total current assets	89,962	132,923

Property, plant and equipment, net	505,630	346,740

Intangible and other assets:
Customer relationships, net	6,561	-
Goodwill	51,236	2,171
Deferred charges and other assets	5,596	2,933
	63,393	5,104
	$658,985	$484,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$60,000	$-
Current portion of long-term debt and capital lease obligations	15,643	3,642
Accounts payable	5,298	2,544
Other accrued liabilities	19,155	19,661
Current portion of contractual shareable earnings obligations	1,179	1,597
Advance billings and deferred revenues	9,198	7,288
Accrued compensation and pension benefits	7,955	8,755
Liabilities of discontinued operations	8,163	8,969
Total current liabilities	126,591	52,456

Long-term debt and capital lease obligations	202,187	118,189
Deferred income taxes	48,516	26,030
Other liabilities and deferred revenues	18,044	17,089

Commitments and contingencies

Shareholders' equity:
Common stock, without par value; 100,000 shares authorized,
14,245 and 14,514 shares issued and outstanding at
March 31, 2008 and December 31, 2007, respectively	152,827	158,870
Accumulated other comprehensive income	(3,876)	(3,530)
Retained earnings	114,696	115,663
Total shareholders' equity	263,647	271,003
	$658,985	$484,767

SUREWEST COMMUNICATIONS
OPERATING EBITDA RECONCILIATION TO NET INCOME
(unaudited)
(amounts in thousands)

	Quarter Ended March 31, 2008			Quarter Ended March 31, 2007
	Telecom	Broadband	Consolidated	Telecom	Broadband	Consolidated

Income (loss) from continuing operations	$5,841	$(5,852)	(11)	$5,873	$(5,262)	$611

Add back : Income Taxes	4,583	(4,351)	232	4,025	(3,865)	160

Less : Other Income (Expense)	187	(2,607)	(2,420)	305	(1,287)	(982)

Add back : Depreciation & Amortization	3,668	8,516	12,184	5,650	5,425	11,075

Operating EBITDA (1)	$13,905	$920	$14,825	$15,243	$(2,415)	$12,828

(1)
Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

SUREWEST COMMUNICATIONS - Consolidated Operations
SELECT OPERATING METRICS
As of and for the quarter ended

BROADBAND	3/31/2008 [1]	3/31/2007 [1]	Pct Change
Residential
Video
Marketable Homes - Fiber & HFC [2]	211,000	104,100	103%
RGUs - Fiber & HFC	52,500	16,600	216%
RGUs - Copper	2,700	3,100	-11%
Penetration - Fiber & HFC	24.9%	16.0%	56%
ARPU	$64	$61	7%
Voice
Marketable Homes	286,600	187,800	53%
RGUs	53,800	19,200	180%
Penetration	18.8%	10.2%	84%
ARPU	$33	$35	-7%
Data
Marketable Homes	286,600	187,800	53%
RGUs	91,800	52,800	74%
Penetration	32.0%	28.1%	14%
ARPU	$39	$42	-6%
Total
Marketable Homes - Fiber, HFC, Copper	286,600	187,800	53%
RGUs	200,800	91,700	119%

Subscriber totals
Subscribers [3]	96,900	54,800	77%
Penetration	33.8%	29.2%	16%
ARPU [4]	$85	$74	15%
Triple Play ARPU [5]	$110	$108	2%
Triple Play RGUs per Subscriber [5]	2.59	2.41	7%
Churn	1.4%	1.5%	-7%

Business [6]
Customers	6,000	3,900	54%
ARPU	$412	$356	16%

TELECOM	3/31/2008 [1]	3/31/2007 [1]	Pct Change
Residential
Voice
Marketable Homes	89,900	89,400	1%
RGUs [7]	66,800	77,300	-14%
Penetration	74.4%	86.5%	-14%
ARPU	$44	$45	-3%
Churn	2.7%	1.8%	50%

Business [6]
Customers	9,600	10,000	-3%
ARPU	$311	$308	1%

NETWORK METRICS	3/31/2008 [1]	3/31/2007 [1]	Pct Change
Marketable Homes - Fiber	119,900	104,100	15%
Marketable Homes - HFC	91,100	0	n/a
Marketable Homes - Copper	75,600	83,700	-10%
Total	286,600	187,800	53%

ACCESS LINES - Telecom [8]	110,200	124,400	-11%

[1] The calculation of certain metrics have been revised over time to reflect the current view of our business. Where necessary prior period metric calculations have been revised to conform with current practice. All amounts rounded to the nearest 100s, except percents and dollars.

[2] Marketable Homes - Fiber & HFC consists of Sacramento fiber homes and Kansas City hybrid fiber coax (HFC) homes.

[3] A residential subscriber is a customer who subscribers to one or more residential RGUs.

[4] ARPU is the total residential revenue per average subscriber.

[5] Triple play ARPU and RGU per Subscriber includes the total residential revenue per average subscriber and ending RGUs per ending subscriber for the triple play markets, excluding the ILEC market.

[6] A business customer is a customer who subscribes to business data, voice or video and represents a unique customer account. ARPU is the total business revenue per average customer.

[7] A voice RGU is a residential customer who subscribes to one or more voice access line.

[8] Telecom access lines include residential and business access lines for information purposes. Subscriber counts are already included in the Telecom segment metrics above.